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                                                                  EXHIBIT 10.12


                              AMENDMENTS TO THE
                      KAUFMAN AND BROAD HOME CORPORATION
                        1988 EMPLOYEE STOCK 1994 PLAN


RESOLVED, that the amendments to the Company's 1988 Employee Stock 1994 Program respectively set forth below are hereby approved and adopted in their entirety:

     1. Section 6(c)(1) is amended by substituting "100%" for "50%" each place it appears.

     2.  Section 6(c)(2) is deleted and Section 6(c)(3) is re-labelled as
         Section 6(c)(2).

     3. Section 7(b) is amended by substituting for the last sentence thereof the following language:

              "Notwithstanding anything else in this 1994 Program to the contrary, the restrictions set forth in Section 7(e) shall not lapse with respect to a Restricted Stock Award prior to the third anniversary of the date of grant of such Award; provided, however, that the Committee may determine to have the restrictions set forth in Section 7(e) lapse after the first anniversary of the date of grant of an Award if the Committee has established Performance Objectives for such Award. Subject to the preceding sentence, once established, Performance Objectives and Lapsing Formulas may be changed, adjusted or amended during the term of a Performance Period or thereafter."

     4. Section 11(c)(2) is amended by deleting from the second sentence thereof the words "(i) may not be made within six months of the date of the grant of the Option of the Award under this 1994 Program (except that this limitation shall not apply in the event of the Participant's death prior to the expiration of the six month period) and (ii)".